Sent: Tuesday, July 10, 2007 9:02 AM
Subject: CGCMT 2007-C6 DEAL ANNOUNCEMENT * PRIVATES 144A/QIB

CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 $4.76B

Book Runner:      Citigroup Global Markets Inc.
Lead Manager:     Citigroup Global Markets Inc.
Co-Managers:      Capmark Securities Inc. / PNC Capital Markets LLC / Banc of
                  America Securities, LLC / Lehman Brothers

Rating Agencies:  Fitch / S&P

          Ratings      Class      WAL     Principal      Sub
Class   Fitch/S&P      Size      (yrs)     Window      Levels
A2FL     AAA/AAA        TBD                            30.000%
AMFL     AAA/AAA        TBD                            20.000%
AJFL     AAA/AAA        TBD                            11.625%
E         A-/A-       47.606     9.94    07/17-07/17    6.500%
F       BBB+/BBB+     53.556     9.94    07/17-07/17    5.375%
G        BBB/BBB      65.457     9.94    07/17-07/17    4.000%
H       BBB-/BBB-     53.557     9.94    07/17-07/17    2.875%

Expected Settle:  July 31, 2007

Expected Timing:
Termsheets/Reds - Tuesday July 10
Launch/Price    - Week of July 17

Roadshow:
Wednesday 7/11  - Washington DC
Wednesday 7/11  - Monday 7/16 New York
Thursday  7/12  - Philadelphia (am)
                   8:30am Hartford Breakfast
                  12:30pm Boston Lunch
Friday    7/13  - Minneapolis Breakfast
                  Chicago

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The classes identified above have not been and will not be registered under federal or state securities laws and may only be acquired by qualified institutional buyers in compliance with Rule 144A under the Securities Act of
1933 or otherwise in accordance with an exemption under applicable laws and in compliance with other restrictions. Before you invest, you should read the offering memorandum for more complete information about the issuer and this offering. Such securities may not be suitable for all investors. Citigroup
Global Markets Inc., any other placement agents involved in this offering, and their affiliates may acquire, hold or sell positions in these securities or in related derivatives and may have an investment or other banking relationship with the issuer.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

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For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product.
Changes to assumptions may have material impact or returns. For info, please contact your rep.